         1                                          EXHIBIT 4.12
                    AMENDMENT TO STOCK OPTION AGREEMENT

     THIS AMENDMENT TO STOCK OPTION AGREEMENT is made and entered into as of the 19th day of August, 1996, between Reconditioned Systems, Inc., an Arizona corporation (the "Company"), and Dirk Anderson ("Optionee").

RECITALS:

          A. The Company and Optionee entered into a Stock Option Agreement effective August 10, 1995 (the "Agreement") pursuant to which the Company granted to Optionee the Option to purchase all or any part of up to 100,000 Shares at a purchase price of $2.75 per share.

          B. The Compensation Committee of the Board of Directors of the Company, pursuant to resolutions duly adopted at a meeting on August 19, 1996, has directed that the Option be repriced.

          C. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

AGREEMENTS:

          1. Paragraph 2 of the Agreement is amended to read in its entirety as follows:

          "2. Purchase Price. The purchase price of the Shares acquired pursuant to the exercise of an Option shall be one dollar ($1.00) per Share, which equals the fair market value of the Shares on the date of this Amendment. The purchase price shall be paid in the manner set forth in Paragraph 11."

          2. Paragraph 3 of the Agreement is amended to read in its entirety as follows:

          "3. Vesting. Optionee's right to acquire Shares pursuant to the exercise of the Option as provided herein shall be fully vested as of the date hereof; provided, however, that Optionee hereby agrees not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any Shares acquired upon exercise of this Option until August 18, 1997."

          3. Subject to the approval of Norwest Business Credit, Inc., a Minnesota corporation ("Norwest"), pursuant to that certain Credit and Security Agreement dated as of February 26, 1996 between the Company and Norwest, this Amendment shall be effective as of August 19, 1996.

          4. All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

          IN WITNESS WHEREOF, the undersigned have duly executed this Amendment.

COMPANY:                           OPTIONEE:

RECONDITIONED SYSTEMS, INC.,
an Arizona corporation


By /s/  Scott W. Ryan                      /s/  Dirk Anderson
   ______________________________          ________________________________
  Scott W. Ryan, Chairman                 Dirk Anderson